Exhibit 99.1


           JAKKS Pacific Reports 2007 First Quarter Results

       2007 Sales Increase 15.7% and EPS Increases 33% Over 2006


    MALIBU, Calif.--(BUSINESS WIRE)--April 26, 2007--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced results for the first quarter ended March 31, 2007.

    First quarter net sales increased 15.7% to $124.1 million compared to $107.2 million in the same period last year. Net income for the first quarter of 2007 was $3.2 million, resulting in diluted earnings per share of $0.12, an increase of 33%. Net income in the first quarter of 2006 was $2.3 million, or $0.09 per diluted share.

    "We are pleased with our first quarter performance and believe we are well positioned to achieve our record sales and earnings expectations for 2007," said Jack Friedman, Chairman and Chief
Executive Officer, JAKKS Pacific.

    "Consumer demand for our large feature role-play sets and timeless dress-up items resulted in a meaningful contribution from this category. We also experienced strong sales of our newly introduced line of Pokemon(R) toys, as well as our WWE(R) action figures and kid-driven Plug It In & Play TV Games(TM) titles, among other products based on popular entertainment content."

    Stephen Berman, President and Chief Operating Officer, stated, "During the first quarter, we launched several new well-performing products and line extensions, including our TV Game product based on the hit NBC game show, Deal or No Deal(R). Sales of our pet products continue to increase as more mass and specialty retailers expand shelf space devoted to our pet product offerings.

    "We continue to expand our core products through internal product development initiatives and have many new products launching throughout the year that we anticipate will provide continued growth for JAKKS Pacific in 2007, including fashion dolls, dress-up and role-play products for the two Disney 'tween' sensations Hannah Montana(TM) and The Cheetah Girls(TM); a special edition 25th Anniversary Care Bear(R); and new XPV Xtreme Performance Vehicle(R) toys. These products, along with our Plug It In & Play EyeClops(TM) bionic eye, are expected to ship at the end of the second quarter."

    Mr. Friedman added, "We will continue to seek to grow our business by actively pursuing additional character and product licenses, as well as complementary acquisitions that offer valuable product lines, trademarks or brands. Our financial position remains very strong and, as of March 31, 2007, our working capital was approximately $284.1 million, including cash and equivalents of $192.0 million.

    "We are reaffirming our previously issued 2007 guidance of at least $800 million in net sales and net income of $75.8 million, or $2.39 per diluted share."

    JAKKS Pacific is hosting a teleconference at 10:30 a.m. ET (7:30 a.m. PT) on April 26th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com, or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days. A telephonic playback will be available from 11:45 a.m. ET on April 26th through 12:00 a.m. ET on May 24th. The playback can be accessed by calling 800-642-1687, or 706-645-9291 for international callers, pass code "5235346."

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. (NASDAQ:JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role-Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly A Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

    (C) JAKKS Pacific, Inc. All Right Reserved.



                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
                                                  (In thousands)

                                ASSETS

Current assets:
   Cash and cash equivalents                 $   192,033  $   184,489
   Marketable securities                             212          210
   Accounts receivable, net                       75,111      153,116
   Inventory, net                                 69,001       76,788
   Deferred income taxes                          10,946       10,592
   Prepaid expenses and other current assets      21,726       26,543
                                             ------------ ------------
      Total current assets                       369,029      451,738
                                             ------------ ------------

Property and equipment                            52,003       49,781
Less accumulated depreciation and
 amortization                                     35,745       32,898
                                             ------------ ------------
   Property and equipment, net                    16,258       16,883
                                             ------------ ------------

Deferred income taxes                              1,471            -
Goodwill, net                                    338,007      337,999
Trademarks & other assets, net                    56,982       60,401
Investment in video game joint venture            16,393       14,873
                                             ------------ ------------
      Total assets                           $   798,140  $   881,894
                                             ============ ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses     $    59,126  $   120,238
   Reserve for sales returns and allowances       18,097       32,589
   Income taxes payable                            7,713       18,548
                                             ------------ ------------
      Total current liabilities                   84,936      171,375
                                             ------------ ------------

Long term debt                                    98,000       98,000
Other liabilities                                  5,313          854
Income taxes payable                               8,093            -
Deferred income taxes                              2,379        2,377
                                             ------------ ------------
                                                 113,785      101,231
                                             ------------ ------------
      Total liabilities                          198,721      272,606

Stockholders' equity:
   Common stock, $.001 par value                      28           28
   Additional paid-in capital                    303,167      300,255
   Retained earnings                             299,667      312,432
   Accumulated other comprehensive income
    (loss)                                        (3,443)      (3,427)
                                             ------------ ------------
                                                 599,419      609,288
                                             ------------ ------------
      Total liabilities and stockholders'
       equity                                $   798,140  $   881,894
                                             ============ ============




                 JAKKS Pacific, Inc. and Subsidiaries
              First Quarter Earnings Announcement, 2007
              Condensed Statements of Income (Unaudited)


                                         Three Months Ended March 31,

                                             2007           2006
                                         -------------- --------------
                                          (In thousands, expect per
                                                  share data)

Net sales                                $     124,062  $     107,244
Less cost of sales
     Cost of goods                              64,370         52,207
     Royalty expense                            12,327          9,615
     Amortization of tools and molds             1,857          1,259
                                         -------------- --------------
     Cost of sales                              78,554         63,081
                                         -------------- --------------
          Gross profit                          45,508         44,163
Direct selling expenses                         11,827         14,331
Selling, general and administrative
 expenses                                       26,403         23,064
Depreciation and amortization                    3,954          4,524
                                         -------------- --------------
          Income from operations                 3,324          2,244
Other income (expense):
     Profit (loss) from video game joint
      venture                                    1,495            757
     Interest income                             1,514          1,415
     Interest expense                           (1,571)        (1,133)
     Other expense                                   -              -
                                         -------------- --------------
Income before provision for income taxes         4,762          3,283
Provision for income taxes                       1,524            952
                                         -------------- --------------
Net income                               $       3,238  $       2,331
                                         ============== ==============
     Earnings per share - diluted        $        0.12  $        0.09
     Shares used in earnings per share -
      diluted                                   27,986         32,617



    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-954-1100